EXHIBIT 10.17

FOURTH AMENDMENT TO

THE PHOENIX COMPANIES, INC.

NON-QUALIFIED EXCESS INVESTMENT PLAN

As Amended and Restated Effective September 1, 2009

The Phoenix Companies, Inc. Non-Qualified Excess Investment Plan (the “Plan”), as amended and restated effective September 1, 2009, further amended on February 24, 2010, December 10, 2010 and January 1, 2012, is further amended effective November 19, 2013, as follows:

1.

Section 2.02 of the Plan is amended to read in its entirety as follows:

2.02

“Beneficiary” means the person, persons or entity, including one or more trusts, last designated by a Participant on a form or electronic media and accepted by the Plan Administrator or its duly authorized representative as a beneficiary, co-beneficiary, or contingent beneficiary to receive benefits payable under the Plan in the event of the death of the Participant.  In the absence of any such designation, the Beneficiary shall be (a) the Participant’s surviving spouse or Domestic Partner, (b) if there is no surviving spouse or Domestic Partner, the Participant’s children (including stepchildren and adopted children) per stirpes, or (c) if there is no surviving spouse or Domestic Partner and/or children per stirpes, the Participant’s estate.

2.

Section 2.13A is added to read as follows:

2.13A

“Domestic Partner” with respect to any Participant means a person of the same sex who cohabitates or resides with a Participant and meets each of the following:

(a)

is the Participant's sole domestic partner and intends to remain so indefinitely;

(b)

is unmarried, at least eighteen (18) years of age, and mentally competent to consent to contract;

(c)

is unrelated to the Participant by blood or adoption to a degree of closeness that would prohibit legal marriage in the state in which the Participant and such person reside;

(d)

cohabitates or resides with the Participant as domestic partners and intends to do so indefinitely;

(e)

resides with the Participant in a state that prohibits legal marriage between same sex individuals;

(f)

has lived with the Participant as domestic partners for at least 12 consecutive months;

EXHIBIT 10.17

(g)

is jointly responsible, with the Participant, for their common welfare and financial obligations; and

(h)

provided such person attests to the person's domestic partnership with the Participant in an affidavit filed with the Administrator and provides sufficient proof of their interdependence.

3.

Section 9.02 is amended to read in its entirety as follows:

9.02

Rights Under Savings and Investment Plan.  Nothing in this Plan shall be construed to limit, broaden, restrict, or grant any right to a Participant, Employee, surviving spouse, Domestic Partner or any Beneficiary thereof under the Savings and Investment Plan, nor to grant any additional rights to any such Participant, Employee, surviving spouse, Domestic Partner or Beneficiary thereof under the Savings and Investment Plan, nor in any way to limit, modify, repeal or otherwise affect the Company’s right to amend or modify the Savings and Investment Plan.